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                                                                    EXHIBIT 99.1

[BALDWIN PIANO LOGO]                     NEWS RELEASE

CONTACTS:         Perry Schwartz                       Wes Truesdell
                  Baldwin Piano                        The Dilenschneider Group
                  (513) 576-4518                       (212) 922-0900


           BALDWIN IN TALKS TO BRING NEW BUSINESS TO ITS LARGEST PLANT

               COMPANY WILL RETAIN INTEREST IN UNDERUTILIZED PLANT
                         AND REMAIN ITS LARGEST CUSTOMER

     BALDWIN EXPECTS NEW VENTURE TO PRODUCE FIRST-YEAR SAVINGS OF $1 MILLION


         LOVELAND, OH, July 9, 1997 -- Baldwin Piano and Organ Company (NASDAQ:BPAO) today announced that the company and an unidentified third party have signed a letter of intent to form a business venture that will bring new business to its Greenwood, Mississippi woodworking plant and dramatically improve utilization of its largest manufacturing facility.

         As contemplated, the proposed business venture will form a new company to which Baldwin will contribute its Greenwood assets and the third party will contribute capital and on-going operational management, and provide an influx of new business to improve the plant's cost structure. Baldwin, which will continue to be the plant's largest customer, will retain an equity interest and hold two seats on the company's board.

         "If we proceed, this will be a win, win proposition for all concerned," said Karen L. Hendricks, chairman and CEO of Baldwin. "For Baldwin, it will address Greenwood's long-standing under-utilization problem and ensure that the plant's highly-skilled workforce remains intact. For our partner, it will provide trained woodworkers and much needed new manufacturing capacity. For our dealers, the new venture's investment in technology will further improve the high quality of the


                                    -more-


                         BALDWIN PIANO & ORGAN COMPANY
                             422 Wards Corner Road
                            Loveland, OH 45140-8390
                                 (513) 576-4500



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woodworking used in our fine pianos.  And for the community, it will mean saved jobs and a real opportunity for future growth."

         Ms. Hendricks added, "Our strategic plan to build shareholder value revolves around improving manufacturing efficiency and concentrating our energies on those critical parts and assemblies that define the high quality of the fine pianos that Baldwin produces. We expect this new manufacturing arrangement to yield first-year savings of $1 million, and even more in future years."

         Baldwin Piano & Organ Company has manufactured and marketed keyboard musical products for 135 years and has been providing consumer financing for its investments for nearly a century. Baldwin, maker of America's best selling pianos, also manufactures electronic and electro-mechanical components for Original Equipment Manufacturers.




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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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